As filed with the Securities and Exchange Commission on January 31, 2007
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mindray Medical International Limited
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
Mindray Building
Keji 12th Road South
Hi-tech Industrial Park, Nanshan
Shenzhen 518057
People’s Republic of China
(86-755) 2658-2888
(Address, Including Zip Code, of Principal Executive Offices)

Mindray Medical International Limited
Share Incentive Plan
(Full Title of the Plan)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
COPY TO:
Kurt J. Berney, Esq.
O’Melveny & Myers LLP
37th Floor, Plaza 66
1266 Nanjing Road West
Shanghai 200040, P.R.C.
86-21-2307-7007

CALCULATION OF REGISTRATION FEE

Proposed
Maximum
		Aggregate	Amount Of
	Amount To Be	Offering	Registration
Title of Securities To Be Registered	Registered(1)	Price(2)	Fee(2)
Class A Ordinary Shares, par value HK$0.001 per share(3)	15,000,000 Shares	US$184,294,480	US$19,720

(1)	This Registration Statement covers, in addition to the number of Class A ordinary shares of Mindray Medical International Limited, an exempted company incorporated under the Law of the Cayman Islands (the “Registrant”), par value HK$0.001 per share, stated above, options and other rights to purchase or acquire Class A ordinary shares covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Mindray Medical International Limited Share Incentive Plan (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(h)(1) under the Securities Act, the maximum aggregate offering price is calculated as the sum of (a) the product of 11,866,550 Class A ordinary shares issuable upon the exercise of outstanding options under the Plan as of January 30, 2007 , multiplied by exercise prices varying from US$5.00 per Class A ordinary share to US$24.12 per Class A ordinary share, which is equal to an aggregate offering price of US$108,715,666, and (b) the product of the remaining 3,133,950 Class A ordinary shares issuable or reserved under the Plan multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares, or ADSs, as reported on the New York Stock Exchange on January 24, 2007, or US$23.40 per Class A ordinary share, which is equal to an aggregate offering price of approximately US$75,578,814.

(3)	These Class A ordinary shares may be represented by the Registrant’s ADSs, each of which represents one Class A ordinary share. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares thereby have been registered under a separate registration statement on Form F-6 (File No. 333-137373). The Exhibit Index for this Registration Statement is at page 8.

PART I
PART II
SIGNATURES
EXHIBIT INDEX
EX-5.1 Opinion of Conyers Dill & Pearman
EX-23.1 Consent of Deloitte Touche Tohmatsu CPA Limited

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
Item 1.     Plan Information
     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
Item 2.     Registrant Information and Employee Plan Annual Information
     The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3.     Incorporation of Certain Documents by Reference
     The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
     (a) The Registrant’s latest prospectus filed with the Commission on September 27, 2006 (the “Prospectus”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), which includes the Registrant’s audited financial statements for the year ended December 31, 2005.
     (b) The description of the Registrant’s Class A ordinary shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-33036) filed with the Commission on September 20, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A ordinary shares and ADSs set forth under “Description of Share Capital” in the Prospectus.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4.     Description of Securities
     Not applicable.
Item 5.     Interests of Named Experts and Counsel
     Not applicable.
Item 6.     Indemnification of Directors and Officers
     The Registrant’s articles of association provide that, subject to Companies Law (2004) (Revision) Cap. 22 (the “Companies Law”), every director or other officer of the Registrant shall be indemnified against any liability incurred by him in his capacity as such. However, directors and officers of the Registrant are not indemnified against any liability to the Registrant or a related company of the Registrant arising out of negligence, default, breach of duty or breach of trust with respect to the Registrant or a related company, unless such liability is incurred in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application in which relief is granted to him by the court pursuant to the Companies Law from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Registrant.
     The Registrant has entered into indemnification agreements with all of its directors and officers. Under these agreements, the Registrant will indemnify its directors and officers, to the extent permitted by Cayman law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.
Item 7.     Exemption from Registration Claimed
     Not applicable.
Item 8.     Exhibits
     See the attached Exhibit Index at page 8, which is incorporated herein by reference.
Item 9.     Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form F-3, S-3 or S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China, on January 31, 2007.

Mindray Medical International Limited
By:	/s/ XU HANG
Xu Hang
Chairman of the Board and Co-Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Joyce I-Yin Hsu as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ XU HANG Xu Hang	Chairman of the Board and Co-Chief Executive Officer	January 31, 2007

/s/ LI XITING Li Xiting	Director, President and Co-Chief Executive Officer	January 31, 2007

/s/ JOYCE I-YIN HSU Joyce I-Yin Hsu	Director and Chief Financial Officer	January 31, 2007

/s/ CHEN QINGTAI Chen Qingtai	Director	January 31, 2007

/s/ RONALD EDE Ronald Ede	Director	January 31, 2007

/s/ ANDREW WOLFF Andrew Wolff	Director	January 31, 2007

/s/ WU QIYAO Wu Qiyao	Director	January 31, 2007
Signature of Authorized Representative in the United States
     Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement in New York, New York on January 31, 2007.

Puglisi & Associates
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1
Mindray Medical International Limited Share Incentive Plan, filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 filed on September 6, 2006 (Commission File No. 333-137140) and incorporated herein by reference.

5.1	Opinion of Conyers Dill & Pearman (opinion re legality).

23.1	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm.

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to the Registration Statement).